Exhibit (a)(1)(M)
FORM OF E-MAIL NOTIFICATION TO ELIGIBLE EMPLOYEES
REGARDING SUPPLEMENT NO. 2 TO THE OFFER TO EXCHANGE ELIGIBLE OPTIONS
To:     Holders of Eligible Options
As you know, on November 15, 2005 Perot Systems Corporation filed a tender offer statement with the U.S. Securities and Exchange Commission relating to an offer to exchange certain eligible options for a lesser number of replacement options (the “Offer”). The Offer officially commenced as of November 15, 2005. The Offer will expire at 6:00 p.m. Eastern Time on December 19, 2005, unless further extended by us.
We have filed today Amendment No. 2 to the Schedule TO regarding additional information relating to the Offer. Supplement No. 2 dated December 14, 2005 to the Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated November 15, 2005 (“Supplement No. 2”) is included as an exhibit to the amendment.
I have attached to this e-mail a copy of Supplement No. 2. The Offer was originally made upon the terms and subject to the conditions described in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated November 15, 2005 (the “Original Offer to Exchange”). The Offer has been amended and supplemented by the Supplement dated December 5, 2005 to the Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated November 15, 2005 (the “Supplement”) and the attached Supplement No. 2. Supplement No. 2 should be read in conjunction with the Original Offer to Exchange and the Supplement, which contain additional information about the Offer.
Please read the Original Offer to Exchange, the Supplement, Supplement No. 2 and the other materials provided to you in connection with the Offer carefully. The Offer materials contain time-sensitive deadlines.
If you would like to obtain additional copies of the Original Offer to Exchange, the Supplement, Supplement No. 2 or any of the other Offer materials, free of charge, you may contact a PSC representative by calling 972-577-5670 between 9:00 a.m. and 6:00 p.m. Eastern Time, Monday through Friday. The Offer materials contain important information for holders of eligible options and should be read carefully by you prior to electing to participate in the Offer. These written materials and other documents may also be obtained free of charge from the Securities and Exchange Commission’s web site at www.sec.gov.
If you have questions regarding the Offer, contact Stock Plan Administrator, Terri Gibbons at (972) 577-6058.
Thank you,